OFFER TO PURCHASE FOR CASH
                                       by
                              WELLS FINANCIAL CORP.
                                       of
         Up to 150,000 Shares of Common Stock, Par Value $0.10 Per Share
                               At a Purchase Price
             Not Greater Than $31.50 Nor Less Than $29.50 Per Share
--------------------------------------------------------------------------------

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 2004, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

--------------------------------------------------------------------------------

WELLS FINANCIAL CORP. IS:

     o offering to purchase up to 150,000 shares of our common stock in a tender offer; and
     o offering to purchase these shares at a price not greater than $31.50 nor less than $29.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, THEN YOU MUST:

     o specify the price between $29.50 and $31.50 at which you are willing to tender your shares;
     o    specify the number of shares you want to tender; and
     o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

     o we will select the lowest purchase price specified by tendering stockholders that will allow us to purchase up to 150,000 shares or such lesser number of shares as are tendered;
     o if the number of shares tendered at or below the selected price is not more than 150,000, we will purchase all these shares at that price; and
     o if the number of shares tendered at or below the selected price is more than 150,000, we will purchase shares at the selected price:

          o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
          o then, on a pro rata basis from all other stockholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - 6. Conditions of Our Offer."

OUR BOARD OF DIRECTORS  HAS  APPROVED  THIS OFFER.  HOWEVER,  NEITHER WE NOR ANY
MEMBER OF OUR BOARD OF DIRECTORS, OUR FINANCIAL ADVISOR NOR THE INFORMATION AGENT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

This document contains important information about our offer. We urge you to read it in its entirety.

                    The Information Agent for this Offer is:
                              D.F. King & Co., Inc.

            The date of this Offer to Purchase is September 28, 2004

                              (inside front cover)

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the expiration date:

     o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

     o if you hold certificates in your own name, then (a) complete and sign the letter of transmittal according to its instructions, and (b) deliver (i) the letter of transmittal, together with any required signature guarantee, (ii) the stock certificates representing your shares, and (iii) any other documents required by the letter of transmittal to Registrar and Transfer Company, (the "depositary").

If you want to tender your shares, but:

     o your stock certificates representing your shares are not immediately available or they cannot be delivered to the depositary, or

     o your other required documents cannot be delivered to the depositary by the expiration date,

then you can still tender your shares, if you comply with the guaranteed delivery procedure described under "The Offer - 2. Procedures for Tendering Shares."

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN (A) THIS DOCUMENT, (B) THE LETTER OF TRANSMITTAL, AND (C) THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal titled "Price At Which You Are Tendering." Note that this election could result in your shares
                             ---------------------------------------------------
being purchased at the minimum price of $29.50 per share.
---------------------------------------------------------

     If you have any questions or need assistance, you should contact D.F. King & Co., Inc. (the "information agent") for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

                                TABLE OF CONTENTS


SECTION                                                                     PAGE
                                                                            ----
Summary...................................................................... 1

Forward-Looking Statements................................................... 6

Special Factors.............................................................. 7

         1. Background of the Offer.......................................... 7
         2. Purposes of and Reasons for the Offer............................10
         3. Fairness of the Offer............................................12
         4. Fairness Opinion of Financial Advisor............................14
         5. Our Plans After the Offer........................................18
         6. Effects of the Offer.............................................19
         7. Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning Shares............21
         8.  Federal Income Tax Consequences.................................22

The Offer....................................................................26

         1. Number of Shares; Price; Priority of Purchase....................26
         2. Procedures for Tendering Shares..................................29
         3. Withdrawal Rights................................................34
         4. Purchase of Shares and Payment of Purchase Price.................35
         5. Conditional Tender Procedures....................................36
         6. Conditions of Our Offer..........................................37
         7. Price Range of Shares; Dividends.................................38
         8. Source and Amount of Funds.......................................39
         9. Information About Us and the Shares..............................40
         10. Effects of Our Offer on the Market for Our Shares;
                  Registration Under the Exchange Act .......................46
         11.  Legal Matters; Regulatory Approvals............................47
         12.  Extension of Our Offer; Termination; Amendment.................47
         13.  Fees and Expenses..............................................49
         14. The Reverse Stock Split.........................................49
         15.  Miscellaneous..................................................50

                                     SUMMARY

         We are providing this summary for your convenience. It highlights material information in this document. However, you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read this entire document and the related letter of transmittal carefully because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.


WHO IS OFFERING TO               Wells Financial Corp. ("Wells Financial" or the
PURCHASE MY                      "Company"). We are offering to purchase up to
SHARES?                          150,000 shares of our outstanding common stock.
                                 See "- The Offer - 9. Information About Us and the Shares."


WHAT IS THE PURCHASE             The price range for our offer is $29.50 to
PRICE?                           $31.50.

                                 We are conducting the offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares to us.

                                 We will look at the prices chosen by
                                 stockholders for all of the shares properly tendered. We will then select the lowest price that will allow us to buy up to 150,000 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

                                 If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal titled "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $29.50 per share. See "The Offer - 1. Number of Shares; Price; Priority of Purchase."

HOW AND WHEN WILL I BE           If your shares are purchased in our offer, you
PAID?                            will be paid the purchase price, in cash,
                                 without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment.
                                 See "Special Factors - 8.  Federal Income Tax
                                 Consequences," The Offer - 1. Number of Shares;
                                 Price; Priority of Purchase" "- 2. Procedures for Tendering Shares," "- 4. Purchase of Shares and Payment of Purchase Price."

HOW MANY SHARES WILL             We will purchase up to 150,000 shares in our
WELLS FINANCIAL PURCHASE         offer, or approximately 13% of our outstanding
IN ALL?                          common stock as of September 22, 2004.  We also
                                 reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See "- The Offer - 1. Number of Shares; Price; Priority of Purchase."

IF I TENDER MY SHARES, HOW       All the shares that you tender in our offer
MANY OF MY SHARES WILL           may not purchased, even if they are tendered at
WELLS FINANCIAL PURCHASE?        or below the price we select.  If more than
                                 150,000 shares are ator below the selected purchase price, we will purchase shares based on the following order of priority:

                                 o    First, we will purchase shares from all
                                      holders of "odd lots" of less than 100
                                      shares who properly tender all of their shares at prices equal to or below the selected price.

                                 o Second, we will purchase shares from all other stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described under "The Offer - 5. Conditional Tender Procedures." As a result, we will purchase the same percentage of shares from each tendering stockholder in this second category.
                                      We will announce this proration
                                      percentage, if it is necessary, after
                                      our offer expires.

                                      As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See "The Offer - 1. Number of Shares; Price; Priority of Purchase."

HOW WILL WELLS FINANCIAL              We would need a maximum of $4,725,000 to
PAY FOR THE SHARES?                   purchase 150,000 shares at the highest
                                      price of $31.50. We will use cash on hand to pay for the shares we purchase in this offer. See "The Offer - 8. Source and
                                      Amount of Funds."

HOW LONG DO I HAVE TO                 You may tender your shares until our offer
TENDER MY SHARES TO                   expires. The offer is scheduled to expire
WELLS FINANCIAL                       on October 29, 2004, at 5:00 p.m., New
                                      York City Time, but we may choose to
                                      extend our offer at any time. We cannot
                                      assure you that we will extend our offer or, if we extend it, for how long it will be extended. See "- The Offer - 1.
                                      Number of Shares; Price; Priority of
                                      Purchase" and "- 12. Extension of Our
                                      Offer; Termination; Amendment."

HOW WILL I BE NOTIFIED IF             If we extend our offer, then we will make
WELLS FINANCIAL EXTENDS               a public announcement before 9:00 a.m.,
THIS OFFER?                           New York City Time, on the first business
                                      day after the scheduled expiration date.
                                      See "The Offer - 12.  Extension of Our
                                      Offer; Termination; Amendment."

WHAT ARE THE CONDITIONS               Our obligation to accept and pay for your
TO WELLS FINANCIAL'S                  tendered shares is conditioned upon the
OFFER?                                satisfaction or waiver of the conditions
                                      described in this document. See "The Offer
                                      - 6.  Conditions of Our Offer."

HOW DO I TENDER MY                    To tender your shares, you must complete
SHARES?                               one of the actions described under
                                      "Important Procedures" on the inside front cover of this document before the expiration date.

                                      You may also contact the information agent or your broker for assistance. The contact information for the Information agent is on the back page of this document.

                                      See "The Offer - 2. Procedure for
                                      Tendering Shares" and the instructions
                                      to the letter of transmittal.

ONCE I HAVE TENDERED                  Yes.  If you tender your shares and change
SHARES IN THE OFFER, CAN I            your mind, you may withdraw your shares
CHANGE MY MIND?                       at any time before our offer expires.

                                      In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City Time, on November 27, 2004. See "The Offer - 3. Withdrawal Rights."

                                      To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify (1) your name, (2) the number of shares to be withdrawn, and (3) the name of the registered holder of the shares. Some additional requirements apply if the certificates for the shares to be withdrawn have been delivered to the depositary. See "The Offer - 3. Withdrawal Rights."

WHAT DO WELLS FINANCIAL               Our Board of Directors has approved this
AND ITS BOARD OF                      offer. However, neither we, our board of
DIRECTORS THINK ABOUT                 directors, financial advisor nor the
THIS OFFER?                           information agent is making any
                                      recommendation regarding whether you
                                      should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender shares in our offer. See "Special Factors - 2. Purposes of and Reasons for the Offer."

WHAT IS A RECENT MARKET               Our common stock is traded on the Nasdaq
PRICE OF MY WELLS                     National Market under the symbol "WEFC."
FINANCIAL SHARES?                     On September 27, 2004, the closing sale
                                      price of our common stock on the Nasdaq
                                      National Market was $28.75. We urge you to obtain more current market quotations for your shares. For trading information regarding the shares, you may call D.F.
                                      King & Co., Inc., toll free at (800)
                                      347-4750.  See "- The Offer - 7.  Price
                                      Range of Shares; Dividends."

WILL I HAVE TO PAY                    If you are a registered stockholder and
BROKERAGE COMMISSIONS                 tender your shares directly to the
OR STOCK TRANSFER TAX IF I            depositary, you will not need to pay any
TENDER MY SHARES TO                   brokerage commissions.  If you hold shares
WELLS FINANCIAL?                      through a broker or bank, however, you
                                      should ask your broker or bank to see
                                      if you will be charged a fee to tender
                                      your shares.  See "- The Offer - 2.
                                      Procedures for Tendering Shares."

                                      If you instruct the depositary in the
                                      letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "- The Offer - 4. Purchase of Shares and Payment of Purchase Price."

WHAT ARE THE UNITED                   Generally, you will be subject to United
STATES FEDERAL INCOME                 States federal income taxation when you
TAX CONSEQUENCES IF I                 receive cash from us in exchange for the
TENDER MY SHARES TO                   shares you tender. The cash you receive
WELLS FINANCIAL?                      will be treated either as:

                                      o  a sale or exchange eligible for capital
                                         gains treatment;
                                         or
                                      o  a dividend subject to ordinary income
                                         tax rates.

                                      See "Special Factors - 8.  Federal Income
                                      Tax Consequences."

WHOM DO I CONTACT IF I                Our information agent can help answer your
HAVE QUESTIONS ABOUT                  questions.  The Information agent is D.F.
WELLS FINANCIAL'S OFFER?              King & Co., Inc. Their contact information
                                      appears on the back page of this document.

WHAT ARE THE EFFECTS OF               We believe that our shares may be eligible
THE OFFER ON THE MARKET               for deregistration under the Securities
FOR OUR SHARES?                       Exchange Act of 1934, as amended (the
                                      "Exchange Act") following completion of
                                      our offer and, if deregistered, would no longer be eligible for quotation on the Nasdaq National Market. We intend to deregister and delist if we are eligible to do so. See "The Offer - 10. Effects of Our Offer on the Market for Our Shares;
                                      Registration Under the Exchange Act"

WHEN WOULD WELLS                      If, after our offer expires, the number of
FINANCIAL CONDUCT A                   our record holders exceeds 300, then we
REVERSE STOCK SPLIT?                  will not be eligible for deregistration
                                      under the Exchange Act. As a result, we intend then to initiate a reverse stock split in a manner that will ensure that the number of record holders is reduced to below 300, thus, making us eligible for deregistration under the Exchange Act. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer. If we initiate a reverse stock split, we may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split.
                                      You should be aware that under Minnesota law, reverse and forward stock splits may be completed without obtaining stockholder approval. See "The Reverse Stock Split"

IF I DECIDE NOT TO TENDER,            Because we plan to delist our common stock
HOW WILL THE OFFER                    from the Nasdaq National Market following
EFFECT MY SHARES OF                   completion of the offer (or the reverse
COMMON STOCK?                         stock split, if necessary), there would
                                      likely be no active public market in which to trade your shares of common stock; and because we intend to terminate the registration of our common stock under the Exchange Act following completion of the offer (or reverse stock split, if necessary), we will no longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission
                                      ("SEC"), and there will be very little
                                      current public information regarding us
                                      after the offer (or reverse stock split, if necessary) is completed.

                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

     o changes in deposit flows, loan demand or real estate values may adversely affect our business;

     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

     o    legislation or regulatory changes may adversely affect our business;

     o technological changes may be more difficult or expensive than we anticipate;

     o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

     o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

     All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

                                 SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

     We were organized in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank, fsb. This acquisition occurred in April 1995 at the time the Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to us and we made our initial public offering of common stock.

     We have been subject to the reporting requirements of the Exchange Act since completion of our initial public offering in 1995. Due largely to the enactment of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), which resulted in significant additional regulatory requirements adopted by both the SEC and the Nasdaq Stock Market, the demands on management to comply with additional regulatory requirements have greatly increased, as have the costs of outside professionals hired to assist us in meeting the new requirements. We estimate that the costs of complying with the Exchange Act reporting requirements amounted to approximately $140,000 in 2003, and we anticipate that such costs will increase significantly in 2004 and 2005 as the additional requirements of Sarbanes-Oxley are fully implemented.

     In early 2003, we began to experience the additional costs, demands on management time and the regulatory burdens of the new requirements under the Exchange Act and the Nasdaq Stock Market's new corporate governance requirements adopted pursuant to Sarbanes-Oxley. In addition, management became aware of additional requirements of Sarbanes-Oxley, such as the internal control and auditing requirements of Section 404 of Sarbanes-Oxley, which will impose tremendous costs and burdens on the Company, significantly increase the Company's fees payable to its independent auditors and will require the Company to hire additional personnel in order to assist it in meeting those new requirements. While the requirements of Section 404 have since been postponed until the end of 2005, because of the enormous difficulty in complying with these new requirements, most public companies are preparing for these additional requirements, and are incurring these significant additional costs, right now. As a result, in mid-2003, we began to consider ways to deregister our common stock from the Exchange Act in order to avoid becoming subject to the proposed and existing new regulatory requirements.

     We were advised in 2003 that if we have fewer than 300 stockholders of record, we may deregister our stock and thereby not be subject to the Exchange Act reporting requirements and Nasdaq Stock Market rules. While the Company currently has approximately 480 stockholders of record, approximately 268 own 100 or fewer shares. In light of this information, in September 2003, we began to consider alternative means to reduce our stockholder base to below 300 stockholders of record and thereby be eligible to deregister. One alternative considered was a 1 for 100 reverse stock split which, under Minnesota law, could, under certain circumstances, be accomplished without obtaining the approval of stockholders and would have reduced the number of stockholders of record to fewer than 300. Consequently, the Board of Directors requested that management begin gathering information on the possibility of reducing the number of record holders of our stock to fewer than 300. In late 2003, management was asked to contact counsel to obtain an understanding of the listing requirements and methods for deregistering our common stock, including the possibility of a reverse stock split and an issuer repurchase program.

     In December 2003, management advised the Company's Minnesota counsel to provide a presentation that outlined a 1 for 100 reverse stock split that would accomplish the goal of deregistering our common stock and the various conditions under which such a transaction could occur under Minnesota law. The Board was also advised that, immediately after declaring a reverse stock split, it could initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split. Included in the presentation were estimated costs to complete the transaction and the effects of a reverse stock split on the stockholders of the Company. Management of the Company also conferred with the Company's SEC counsel regarding the ramifications under federal securities laws of a reverse stock split with the effect of going private.

     In February 2004, the Company's Minnesota counsel made a presentation to the directors and management of the Company regarding the burdens and benefits resulting from the Company's status as a public company and evaluated the alternatives to remaining listed on the Nasdaq National Market. The presentation also contained information on the requirements to terminate the Company's registration under the Exchange Act and the advantages and disadvantages thereof.

     In March 2004, the Company's Minnesota counsel made a presentation to the Board of Directors regarding, among other things, the Board's fiduciary duties to stockholders, the Company's current status as public company and the new requirements imposed on it pursuant to Sarbanes-Oxley, SEC regulations and the regulations of the Nasdaq Stock Market. In addition, Minnesota counsel outlined the procedures under Minnesota law for a reverse stock split, presented the advantages and disadvantages of terminating the Company's registration under the Exchange Act, discussed possible alternative transactions for accomplishing such termination of registration and reviewed the federal securities laws implications of going private and delisting from the Nasdaq Stock Market.

     In April 2004, the Board of Directors received a presentation from the Company's independent auditors regarding the implementation of Section 404 of Sarbanes-Oxley. The presentation detailed the historical background of Sarbanes-Oxley Section 404, Auditing Standard No. 2, the effective date of the new requirements, management's responsibility for the assessment process, the auditor's attestation requirements and the reporting requirements of Section
404. In addition, in April 2004, the Board received information from its SEC counsel regarding the implications and requirements under the federal securities laws applicable to a reverse stock split with a going private component. At that time, the Board discussed various alternatives methods to reduce the number of stockholders to fewer than 300, such as an odd lot tender offer, open market repurchase program and modified Dutch auction issuer tender offer.

     In May 2004, the Board further considered a modified Dutch auction issuer tender offer as a means for reducing its stockholders of record below 300. However, the Board had been advised by counsel that these types of repurchase programs by the Company, such as an issuer tender offer, odd-lot tender offer or open market repurchase plan, are, by their nature, voluntary transactions on the part of stockholders and, therefore, could not guarantee that a sufficient number of stockholders would tender their shares to enable the Company to deregister. The Board was advised that the only transaction under consideration with the certainty of the result desired by the Board was the reverse stock split. The Board had previously been advised to obtain investment banking advice from a firm experienced in transactions of these types to assist it, among other things, in ascertaining the value of the common stock for purposes of cashing out fractional shares in a reverse stock split or setting a range of value for a modified Dutch Auction issuer tender offer. The Company hired Capital Resources Group, Inc. ("Capital Resources") in May, 2004, to advise the Board on the financial impact of various strategies for deregistering the common stock and provide valuation advice to the Board. Among other things, Capital Resources analyzed the financial condition and operating performance of the Company by reviewing the Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, internal loan classification and delinquency list, and other financial information concerning the business and operations of the Company.

     On June 15, 2004, Capital Resources provided the Company with an issuer tender offer pro forma analysis. The analysis focused on the effects of an issuer tender offer on the Company's earnings and capital position. In connection with this analysis, Capital Resources had several conversations with the Company to discuss the assumptions used in the analysis, such as the number of shares which may be repurchased, potential price of a repurchase, timing of an issuer tender offer, source of funds, cost of funds and expenses related to an issuer tender offer. At that meeting, the Board further discussed the advantages and disadvantages of an issuer tender offer and determined to continue exploring such an offer.

     On July 6, 2004, the Board met with representatives of outside counsel and Capital Resources participating via telephone to discuss all the alternatives available to it. At that meeting, the Board actively considered a reverse stock split, the possibility of a forward stock split following the reverse stock split, a modified Dutch auction issuer tender offer, an odd-lot tender offer and an open market repurchase program. The Board did not actively consider other transactions, such as a sale or liquidation of the Company. While only the reverse stock split provided the Board with the certainty of allowing the Company to deregister its common stock, the Board was concerned about the compulsory nature of such a transaction namely, that stockholders would not be given a choice to sell their shares of common stock back to the Company prior to deregistration and delisting. While the Board did discuss the possibility of delisting the Company's common stock without conducting an issuer tender offer through a reverse stock split, it ultimately rejected this course of action as it would not have afforded stockholders an opportunity to participate in the offer and to voluntarily liquidate their ownership in the Company at a premium over the current market prices for the common stock. Instead the Board considered proceeding with a reverse stock split only if its common stock would not become eligible for termination of its registration under the Exchange Act after completion of the offer. In arriving at this conclusion, the Board was mindful of the compulsory nature of a reverse stock split, the lack of stockholder consent and the effects of such delisting and deregistration on the trading market for the common stock, and on the amount of public information regarding the Company following completion of the offer. In considering the offer (and the reverse and forward stock splits, if necessary), the Board also considered the elimination of the substantial time and costs associated with being a public reporting company in deciding to proceed with the offer. See "Special Factors - 6. Effects of the Offer" for a discussion of the benefits associated with becoming a deregistered company.

     On September 21, 2004 Capital Resources made a presentation to the Board which focused on the work Capital Resources performed to establish a proposed recommended price range for a potential issuer tender offer. This recommended price range was $29.50 to $31.50 per share. Capital Resources described its various valuation methodologies and the implied valuation of the Company's stock under each valuation methodology. Capital Resources utilized this information to perform the following valuation analyses: comparable trading analysis, discounted cash flow analysis and modified Dutch auction analysis. In these analyses Capital Resources formed a peer or comparison group. Capital Resources then calculated the implied value of the Company's stock based on its financial performance and the average multiple to both tangible book value and earnings of the identified peer group. In addition, Capital Resources presented a financial analysis of the Company including the financial impact of the proposed offer on the Company, potential price ranges for the offer and the effect of the offer on the shares of common stock held by remaining stockholders. The Board was also advised that stockholders who chose not to tender their shares would then hold a stock with extremely limited liquidity. The lack of liquidity could adversely effect the stockholder's ability to receive a fair value for their shares should they decide to sell their shares after completion of the offer. Capital Resources advised the Board that these results are merely estimates and actual results could vary significantly from such estimates. The Board adjourned this meeting to further consider the preliminary valuation information presented by Capital Resources and to consider further the proposed offer.

     At a Board of Directors meeting held on September 27, 2004, Capital Resources stated that it was now prepared to render its opinion that the offer (based on the range it recommended) was fair from a financial point of view to our stockholders. The proposed offer with a price range of $29.50 to $31.50 was then presented to the Board. The Board reviewed the opinion of Capital Resources, and the terms of the offer, and determined to approve the offer as fair and in the best interests of us and our stockholders. The Board of Directors, by unanimous vote, determined to accept Capital Resources's recommended pricing and, following completion of the offer, if possible to deregister the Company's common stock from the Exchange Act. If after completion of the offer the Company had more than 300 stockholders of record, the Board resolved to proceed with a reverse stock split in a manner that would reduce the number of stockholders to fewer than 300. The Board, however, did not formally adopt a resolution authorizing a reverse stock split, pending the results of the completion of the offer.

     There were several factors considered in establishing the amount of shares to be repurchased. The Company estimated it had approximately $11.2 million of excess capital. Assuming a share price of $30.50 (approximately the midpoint of the issuer tender offer range) the Company could repurchase 367,000 shares. In addition, the number of stockholders who might be completely "cashed out" was a major consideration in establishing the amount of shares to purchase in the tender offer as the Company was desirous to reduce the number of record holders to fewer than 300 in order to deregister under the Exchange Act. Because the nature of the offer is voluntary, however, the Company could not know prior to completing the offer whether enough stockholders would tender in the offer to allow the Company to terminate its registration under the Exchange Act and delist from trading on the Nasdaq Stock Market.

DECISION NOT TO APPOINT A SPECIAL COMMITTEE OF THE BOARD TO CONSIDER OR STRUCTURE THE OFFER

     Our Board of Directors did not form a special committee to approve the offer. The Company is a small company, with only six directors, four of whom are outside, non-employee directors. At important times during the Board's deliberations with respect to the offer, the Board met in executive session without any members of management present, with the exception of the Company's President and Chief Executive Officer, who is also a board member. If a special committee had been formed, it is likely it would have consisted of all of the non-employee directors so it did not appear to be meaningful to form such a committee. It is difficult and costly for directors to meet frequently in separate capacities for both committee meetings and board meetings. In view of the relatively small number of directors, four of whom are non-employee directors, the fact that all directors of the Company own shares of common stock of the Company and that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be offered in the tender offer, contributed to the Board's decision not to form a separate committee to consider or structure the offer.

2.  PURPOSES OF AND REASONS FOR THE OFFER

     We are making this offer to enable you to decide whether you desire to continue your investment in Wells Financial or whether you desire to obtain current value for your shares.

     Since the initial public offering, our common stock has been registered under the Exchange Act and we have been subject to the reporting and proxy requirements of that act. The common stock must be registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

     The purpose of this offer is to reduce the number of stockholders of Wells Financial's common stock. If, after completion of this offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, the Board of Directors intends to deregister our common stock with the SEC and become a private company. One result of our "going private" would be that we would no longer have to file periodic reports with the SEC, as required under the Exchange Act, including, among other reports, annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. In addition, we would not be subject to the SEC's proxy rules. The Board of Directors estimates that this could result in a significant cost savings to Wells Financial and allow management to spend more time focused on its regular business activities. This decision is principally in response to the enactment of Sarbanes-Oxley and the costs associated with additional reporting and auditing requirements applicable to public companies adopted pursuant to this law. We estimate that these additional costs will exceed $300,000 per year. IF THIS OFFER DOES NOT RESULT IN OUR QUALIFYING TO DEREGISTER WITH THE SEC, THE BOARD OF DIRECTORS WILL PURSUE ALTERNATIVES TO ACHIEVE THAT RESULT, INCLUDING A REVERSE STOCK SPLIT (AND POSSIBLY A FORWARD STOCK SPLIT), IF IT REMAINS IN WELLS FINANCIAL'S INTERESTS. Stockholders should be aware that under Minnesota law, no stockholder approval is required for us to effect a reverse or forward stock split. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer.

     If the common stock is deregistered, we intend, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year, though there is no requirement that it do so and it will not be bound by any of the SEC's disclosure requirements to which it is currently subject. Since we will no longer be submitting annual and quarterly reports to the SEC following deregistration, the cost associated with reviewing these filings by both the independent auditors and legal counsel would likely decrease substantially.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of surplus and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities. The purpose of our offer is to ultimately provide stockholders with liquidity for their shares prior to delisting and deregistration for a price that the Board of Directors, after considering the opinion of its financial advisor, Capital Resources, has determined to be fair to the stockholders of the Company.

     The offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in us, if they so desire. The offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $31.50 nor less than $29.50 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and will avoid any applicable odd lot discounts in a sale of such holder's shares. For stockholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade your shares of common stock. For stockholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

     NEITHER WELLS FINANCIAL, OUR BOARD OF DIRECTORS, OUR INFORMATION AGENT, OR OUR FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR NOT TO TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3.  FAIRNESS OF THE OFFER

     On September 27, 2004, our Board of Directors approved the offer as fair and in the best interests of Wells Financial and all of our stockholders, including unaffiliated stockholders.

     The Board of Directors took into account a number of factors, including the following, in support of its determination that the offer is substantively fair and in the best interest of Wells Financial and all of its stockholders, including its unaffiliated stockholders:

     o The opinion delivered to the Board of Directors by Capital Resources, our financial advisor, that the consideration to be received in the offer is fair, from a financial point of view, to our stockholders, including unaffiliated stockholders, and the oral and written presentations of Capital Resources supporting this opinion. A copy of Capital Resources's opinion is attached to this document as Exhibit I and should be read in its entirety by each stockholder. For a description of the information presented by Capital Resources to Wells Financial, see "- Special Factors - 4. Fairness Opinion of Financial Advisor."

     o Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2003 and the first six months of 2004.

     o Our capital and the capital of the Bank, which after the payment of a dividend to us by the Bank and our purchase of 150,000 shares in the offer would remain significantly in excess of minimum capital requirements. The following table sets forth (a) the Bank's capital ratios as of June 30, 2004 and as adjusted to give effect to the purchase of 150,000 shares, and (b) the minimum capital ratios for savings associations required by the Office of Thrift Supervision ("OTS"):

                                     AS OF JUNE 30, 2004
                                     -------------------
Ratio                                     Historical        As Adjusted          Minimum
-----                                     ----------        -----------          -------
Total risk-based capital                    11.9%             10.9%               8.00%
Tier I risk-based capital                   11.4%             10.4%               3.00%
Tier I core                                  9.1%              8.3%               4.00%


     o The percentage by which the per share price to be paid in the offer exceeds recent trading prices and estimated trading values. See "Special Factors - 4. Fairness Opinion of Financial Advisor."

     o    The likelihood that the transaction would be consummated.

     o The fact that our stockholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer.

     o The fact that our offer is a voluntary transaction in which our stockholders may or may not participate.

     o The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.

     o The considerable costs associated with remaining a publicly-traded company.

     The Board did not entertain a sale or liquidation of the company as a factor in its evaluation of the fairness of the transaction. Because of the financial nature of a financial institution's primary assets and the many other readily available holding company specific indicators of value, such as the Bank's total assets, income, deposits and interest rate spread, the Board did not place any significance on going concern value and liquidation value in its evaluation.

     The Board did consider purchase prices paid in prior stock repurchases as there were repurchases of stock by the Company in the past two years. The Board did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a purchase of our securities that would enable the holder to exercise control of the Company.

     In view of the wide variety of factors considered in connection with its evaluation of the offer, our Board of Directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer. In making its determination that the offer is substantively fair and in the best interests of our stockholders, including unaffiliated stockholders, our Board of Directors considered the opinion of Capital Resources and the oral and written presentations of Capital Resources discussing the material factors included in its analysis, and such opinion and related discussion were accepted and adopted by the Board. Capital

Resources's analysis is described below under "- Special Factors - 4. Fairness Opinion of Financial Advisor."

     The Board of Directors has approved the offer. The non-employee directors, who comprise a majority of the Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated stockholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated stockholders and despite the fact that our offer is not structured to require the approval of the unaffiliated stockholders, we believe that our offer is procedurally fair and substantively fair with respect to the pricing range offered. We base these beliefs on the unanimous approval of our offer by all of our non-employee directors and on the following factors: (i) that the offer allows stockholders to choose a price within a range established by us at which they are willing to tender; (ii) stockholders are not compelled to tender; (iii) stockholders are provided with full disclosure of the terms and conditions of the offer; and (iv) stockholders are afforded sufficient time to consider the offer. For those stockholders who tender shares and are no longer stockholders, our Board has determined that such stockholders will receive a fair price for their shares. The Board has also determined that the transaction is fair to those stockholders who remain stockholders following the completion of the offer as they will retain a greater equity interest. See "The Offer -- 6. Effects of the Offer" for a detailed discussion of the consequences that result from remaining a continuing stockholder of the Company. See also "The Offer - 1. Number of Shares; Price; Priority to Purchase."

     The Board believes that the offer is fair and in the best interests of our stockholders, including unaffiliated stockholders, whether or not such stockholders retain their interest in the Company. As set forth above, the offer is a voluntary transaction which is open to all stockholders on the same terms and conditions. Based upon the aforementioned factors, our Board believes that the offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike. For those stockholders who tender shares and are no longer stockholders of the Company, our Board has determined that such stockholders will receive a fair price for their shares. The Board also believes that the transaction is fair to those stockholders who remain stockholders of the Company following the completion of the offer because they will retain a greater equity interest in the Company. See "The Offer -6. Effects of the Offer" for a detailed discussion of the consequences that result from remaining a continuing stockholder of the Company.

4.  FAIRNESS OPINION OF FINANCIAL ADVISOR

     In May 2004, we retained Capital Resources, an investment banking firm with considerable experience in and the thrift industry, to provide valuation advice and render a fairness opinion to our Board as to the fairness of our offer price range, from a financial point of view, to stockholders.

     Capital Resources, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with stock offerings, tender offers, acquisition and other securities transactions. Capital Resources served as the Company's investment banker and financial advisor in connection with its mutual-to-stock conversion in 1995.

     On September 21, 2004, Capital Resources rendered an oral opinion to our Board that, in its opinion, the price range of the tender offer is fair, from a financial point of view, to stockholders of the Company, including both those who receive cash in the tender offer or any subsequent reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split. This opinion was based on conditions as they existed on September 20, 2004. Capital Resources confirmed its oral opinion with a written fairness opinion to the Board dated September 27, 2004. A copy of the opinion is attached as Exhibit I to this document, and each stockholder should read such opinion in its entirety. Capital Resources' written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender their shares. In its opinion, Capital Resources considered the fact that the Company intends to initiate a reverse stock split if the tender offer does not reduce record holders below 300, and stockholders cashed out in a reverse stock split will receive the same price per share as the price per share determined pursuant to the tender offer.

     In rendering its opinion, Capital Resources has reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of the Company, including among other things, the following: (i) the Offer to Purchase; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the three years ended December 31, 2003 of the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-QSB of the Company through June 30, 2004 and certain other communications from the Company to its stockholders; (iv) Wells Federal Bank's quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the business and operations of the Company furnished to Capital Resources by the Company for purposes of its analysis; these reports included loan schedules, non-performing assets, investment securities, deposit and borrowing schedules.

     Capital Resources held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects and reviewed Wells Federal Bank's 2004 budget. In analyzing the Company's consolidated net income prospects for fiscal 2004, Capital Resources considered the Company's assumption that the annualization of reported net income for the six months ended June 30, 2004 would approximate total net income of $2.1 million or $1.80 per share expected for all of 2004. Average annual earnings growth of approximately eight percent over the next three to five years was also assumed.

     In conducting various valuation analyses in support of its opinion, Capital Resources considered recent developments and conditions in the equity market for thrift institutions and such financial and pricing factors as it has deemed appropriate under the circumstances including, among others, the following:

     (i) the impact of stock repurchases on the Company's pro forma earnings per share, equity levels and book value;

     (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area;

     (iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction;

     (iv) pricing characteristics (particularly price/earnings ("P/E") and price/tangible book value ratios ("P/TB")) related to the price range of the Company's tender offer; and

     (v) a discounted cash flow and terminal value analysis of the Company.

     Stock Repurchase Analysis. Capital Resources analyzed the pro forma financial impact resulting from the Company's repurchase of up to 150,000 shares in the tender offer at prices ranging between

$29.50 and $31.50 per share. This analysis focused on pro forma financial data such as book value per share, tangible equity to assets ratio, earnings per share and return on equity. The repurchase analysis showed that even if the 150,000 shares were purchased by the Company at $31.50 per share, the high end of the range, the pro forma financial impact, on balance, would be modestly favorable to the Company:

                                              Actual              Pro                 % Increase
                                          June 30, 2004           Forma              (Decrease)
                                          -------------           -----              ----------
Tangible Book Value Per Share               $24.39                $23.34                 (4.3%)
Tangible Equity to Assets                     12.7%                 10.4%              (18.1%)
Earnings Per Share (Annualized)             $  1.80               $  1.98                 10.0%
Return on Equity (Annualized)                 7.41%                 7.75%                 4.6%

     As shown in the above table, even after the tender offer the Company is expected to maintain a strong capital ratio. Also, the Company's earnings per share and return on equity improves on a pro forma basis.

     Comparative Pricing Analysis. Capital Resources compared the Company's pricing characteristics with those of a peer group of 15 other thrift institutions to determine if the Company is trading at a reasonable price relative to such peers. The comparative peer group was composed of thrifts exhibiting similar financial characteristics as the Company, including a relatively small asset size, and operating in similar market areas in the Midwest.

     Capital Resources noted that while the Company's common stock is traded on the NASDAQ National Market, the stock is not actively traded, generally exhibiting low trading volume. Reflecting its limited liquidity, the stock typically trades with a large spread between the "bid" and "ask" price and during 2004 actual trades in the stock reflected a high degree of price variability. During 2004, the stock traded to above $34 per share in March and traded down to $22 per share in May. Since May, the stock has traded in the $23 to $28 range. The recent average trading price of the stock, as of September 20, 2004, is $26.75. Capital Resources utilized this stock price in its comparative pricing analysis.

     Based on a recent average trading price of $26.75, the Company had a total market capitalization of $31.1 million versus an average market capitalization of $39.7 million for the 15 thrift comparative peer group. The Company's price/earnings and price/tangible book value ratios of 14.9x and 110%, respectively, compared to average price/earnings and price/tangible book value ratios of 15.1x and 129%, respectively, for the comparative thrift group.

     Capital Resources concluded that, while the Company traded at a moderate discount to the comparative group on a price/tangible book value basis, at $26.75 per share the Company's stock was trading at a reasonable level.

     Review of Premiums Paid in Other Stock Repurchase Transactions. Capital Resources reviewed the level of premiums paid in relation to recent trading prices in other recent stock repurchase transactions involving banks and thrifts. Given the Company's intention to initiate a reverse stock split if the tender offer does not reduce the number of record holders below 300, Capital Resources considered the level of premiums paid in both "modified Dutch auction" tender offers and reverse stock splits, as well as other non-voluntary going private transactions.

     Based upon its review of available information on similar repurchase transactions during the latest three years, Capital Resources determined that the level of premiums paid were as follows:

                               Number of Transactions             Range of Premiums          Median Premium
                               ----------------------             -----------------          --------------
Voluntary Tender Offers*                    12                           0% - 22%                   8%
Non-Voluntary
  Going Private Transactions**              10                           1% - 21%                  15%

*    Includes modified Dutch auctions and other tender offers.
**   Includes reverse stock splits and other non-voluntary cash outs.

     Pricing Analysis Related to Tender Offer Price Range. Capital Resources derived the P/E and P/TB ratios as well as the level of premiums related to the midpoint, low end and high end of the tender offer price range of $29.50 to $31.50 per share:

                                             P/E                  P/TB              Premium*
                                             ---                  ----              --------
         Midpoint Price        $30.50       16.9x                 125%                 14%
         Low Price             $29.50       16.4x                 121%                 10%
         High Price            $31.50       17.5x                 129%                 18%

     *    Premium is based on the Tender Offer Price  compared to the  Company's
          Recent Trading Price of $26.75

     Capital Resources concluded that the tender offer price range reflected appropriate premiums in relation to the Company's recent trading price. Also, the P/E and P/TB ratios related to such price range appeared reasonable when compared to the pricing ratios of the peer group of publicly traded thrifts.

     Discounted Cash Flow and Terminal Value Analysis. Capital Resources also performed an analysis of potential returns to stockholders of the Company, which is based on an estimate of the Company's future cash dividend streams to stockholders and the future trading price of the Company's stock (terminal value). Such analysis assumed that a stockholder retains his or her ownership of the Company's stock for at least three to five years and then sells the stock into the marketplace. In its analysis, Capital Resources has considered the likelihood that, given the fact that the stock will no longer be Nasdaq listed and publicly available financial reports will be very limited, the stock will be even less liquid than it currently is.

     The analysis assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. These growth assumptions are not based upon any formal Company projections or budgets but are estimates that the Company believes are reasonable. Because the assumptions and resulting projections are subject to significant uncertainties, including changes in the interest rate environment and the mortgage refinancing market, as well as the competitive and economic environment, no assurance can be given that actual net income and dividends will meet these projections, and you should not rely on these projections as an indication as to whether or not tendering your stock is an appropriate decision for you.

     To approximate the terminal values of Company common stock at the end of a three year and five year period, Capital Resources applied the following pricing ratios: a price to earnings multiple of 15x and a price/tangible book value ratio of 110%. The resulting terminal values and dividend streams were then discounted to present values using a discount rate of 10 percent chosen to reflect an appropriate rate of return required by holders or prospective buyers of the Company's stock.

     Capital Resources derived its present value calculations based on three scenarios. One scenario assumed the Company repurchased all of the stock at $29.50 per share, the low end of the tender offer price range (Scenario 1), the second scenario assumed the Company repurchased all of the stock at $31.50 per share, the high end of the range (Scenario 2), and the third scenario assumed the Company repurchased all of the stock at $30.50 per share, the midpoint of the range (Scenario 3).

     Under each of the three scenarios, Capital Resources derived a present value for the Company's common stock and future dividend payments assuming a stockholder sells his or her stock after three years or five years. As a result of its analysis, Capital Resources determined that there were immaterial differences in the present value results under each of the three scenarios. Therefore, Capital Resources presented the Company with only the present value results based on Scenario 3, which indicated a present value for the Company's common stock and future dividend payments ranging from $26.98 to $27.19 assuming a stockholder sold his or her stock after five years or three years, respectively.

     These present value figures fall very close to the Company's recent trading price of $26.75 and further confirm Capital Resources' conclusion that at $26.75 per share the Company stock was trading at a reasonable level. These results also serve to confirm the fairness of the tender offer price range of $29.50 to $31.50 to those stockholders who sell their stock back to the Company.

     Conclusion. Based on the results of the above described valuation analyses, it is Capital Resources' opinion that the tender offer price range is fair, from a financial point of view, to our stockholders.

     For its services as an independent financial advisor in connection with its valuation analyses and fairness opinion, the Company has agreed to pay Capital Resources aggregate professional fees of $50,000. The fees being paid to Capital Resources for these services are not material relative to Capital Resources total gross revenue. In the normal course of their activities, Capital Resources, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in the Company. These transactions and positions have not been and are not expected to be material relative to total trading activities.

5.  OUR PLANS AFTER THE OFFER.

     It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. Except for the offer, possible reverse and forward stock splits and as otherwise described in this document, we do not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any of our operations or sale or transfer of a material amount of assets involving us or any of our subsidiaries, or any changes in our capitalization or any other change in our corporate structure or business or the composition of our management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching. If the offer is not successful at reducing the number of stockholders of record to fewer than 300, we do plan to declare and effect a reverse stock split in sufficient number to reduce the number of stockholders to fewer than 300 and allow us to terminate the common stock's registration under the Exchange Act and delist from the Nasdaq National Market. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer. If we initiate a reverse stock split, we may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split.

     OTHER TRANSACTIONS. Except as described in this document and other than possible reverse and forward stock splits, we currently have no plans, proposals or negotiations that relate to or would result in:

     o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

     o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

     o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

     o    a change in our present Board of Directors or management,

     o    a material change in our corporate structure or business,

     o    an acquisition or disposition by any person of our securities, or

     o a change in our articles of incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

     At the completion of this offer (or the completion of the reverse stock split, if necessary), we plan to terminate our registration under the Exchange Act and delist our common stock from the Nasdaq National Market. Upon termination of our registration, we will no longer be required to file periodic reports with the SEC. See "Special Factors - 6. "Effects of the Offer" below and"The Offer - 10. Effects of Our Offer on the Market for Our Shares; Registration Under the Exchange Act."

     Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6.  EFFECTS OF THE OFFER.

     As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Wells Financial. Accordingly, if you do not tender, upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Wells Financial, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. The percentage ownership interest of non- tendering stockholders in Wells Financial after the offer will be greater than their percentage ownership interest before the offer. Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Consummation of the offer will permit the continuing stockholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Wells Financial following the offer.

     Assuming enough record holders tender their shares, thereby reducing our record holders to below 300, then we intend to terminate the registration of our common stock under the Exchange Act at the completion of the offer which will no longer permit us to be traded and quoted on the Nasdaq National Market. As a result, the equity securities of Wells Financial outstanding after the offer will not be admitted to trading or quotation on any national securities exchange or association, there will be limited trading information and market liquidity regarding such securities, and we will no longer file periodic reports with the SEC.

     Becoming a deregistered company will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act, especially in light of the heightened compliance and disclosure requirements attributable to the passage of Sarbanes-Oxley. In addition to expending the time of our management, we incur significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The total out-of-pocket expenses associated with maintaining our public status is expected to be approximately $440,000 per year. These costs include review and submission of periodic reports to the SEC (such as Forms 10-KSB and Forms 10-QSB and 8-K), legal and accounting fees relating to such matters, annual fees for our transfer agent, fees relating to the listing of our common stock on the Nasdaq National Market and directors' fees and costs associated with communications with stockholders. These costs do not include the salaries and time of our employees who also devote attention to these matters.

     The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of "affiliates" of the Company and other persons to dispose of their shares of common stock that are "restricted securities" pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. Consummation of the offer will further reduce the liquidity of the shares, and there can be no assurance that stockholders will be able to find willing buyers for their shares after the offer. See "- The Offer - 10. Effects of our Offer on the Market for our Shares; Registration under the Exchange Act."

     Following completion of the offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to stockholders than the terms of this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until at least ten (10) business days after the Expiration Date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

     Shares that we acquire in our offer will be retained as treasury stock and may be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the offer.

7. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS. Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers is set forth in SCHEDULE I to this document. As of September 22, 2004, our directors
         ----------
and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 169,506 shares (approximately 13.8% of the outstanding shares including shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 70,211 shares subject to exercisable stock options which are held by executive officers and directors.

     Our directors and executive officers are entitled to participate in our offer on the same basis as all other stockholders. We do not anticipate that our directors or executive officers will participate in the offer. As discussed in "Special Factors - Background of the Offer," our President and Chief Executive Officer discussed the proposal of the issuer tender offer with the Board of Directors, a majority of whom are non-employee directors, at our Board meetings. The issuer tender offer was proposed as means of permitting the Company to deregister, not for the benefit of individual directors or members of management. To this end, the Board considered several factors, including the written opinion of Capital Resources in its evaluation of the fairness of the offer. The Board deliberated the merits of the proposed transaction. Other than our President and Chief Executive Officer, who is also a director, management did not vote on the proposed offer.

     Accordingly, while the percentage of shares beneficially owned by management will increase as a result of the offer, the primary benefit to management following the completion of the offer and the deregistration of our common stock is the elimination of the substantial time and costs attendant to maintaining our status as an Exchange Act reporting company. This, in turn, will benefit the continuing stockholders by providing management with increased time and resources to further increase our profitability and decrease our expenses.

     Assuming we purchase 150,000 shares pursuant to the offer, the percentage of shares beneficially owned by executive officers and directors, would be approximately 15.6% of the outstanding shares immediately after the offer, including shares issuable upon the exercise of options held by executive officers and directors and the Company's Employee Stock Ownership Plan ("ESOP). Of this amount, executive officers of the Company will hold approximately 5.2% in the aggregate following the offer.

     TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days before September 28, 2004.

     Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock option plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8.  FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the "Code"), administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

     o    a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

     o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Wells Financial.

     Under Section 302 of the Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold such holder's shares, and thus, will recognize capital gain or loss if the purchase:

     o results in a "complete termination" of the United States holder's equity interest in Wells Financial;

     o results in a "substantially disproportionate" redemption with respect to the United States holder; or

     o is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     CONSTRUCTIVE  OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

     o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in Wells Financial if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

     o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Wells Financial as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Stockholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

     BACKUP WITHHOLDING TAX. See "- The Offer - 2. Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                    THE OFFER

1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

     GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $31.50 nor less than $29.50 per share, net to the seller in cash, without interest, up to 150,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "The Offer - 3. Withdrawal Rights."

     The term "expiration date" with respect to our offer means 5:00 p.m., New York City Time, on October 29, 2004, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "The Offer - 12. Extension of Our Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend our offer.

     In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $31.50 nor less than $29.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering stockholder receiving a price per share as low as $29.50.

     THE GREATER NUMBER OF STOCKHOLDERS WHO ELECT NOT TO SPECIFY A PURCHASE PRICE WILL INCREASE THE CHANCE THAT THE TENDERING STOCKHOLDER COULD RECEIVE A PRICE PER SHARE AS LOW AS $29.50.

     As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $29.50 and $31.50 net per share in cash, without interest, that will enable us to purchase 150,000 shares, or such lesser number of shares as are properly tendered.

     Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 150,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the SEC, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See "The Offer - 12. Extension of Our Offer; Termination; Amendment."

     All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

     All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

     On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

     You may withdraw your shares from our offer by following the procedures described under "The Offer - 3. Withdrawal Rights."

     If we:

     o    increase or decrease the range of prices to be paid for shares,

     o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

     o    decrease the number of shares being sought in our offer,

     then our offer must remain open,  or will be  extended,  until at least ten
(10) business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer - 12. Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add the total number of shares tendered at the minimum price of $29.50 to the shares tendered by stockholders who have indicated, in the appropriate box in the Letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $29.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

     OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -
6. CONDITIONS OF OUR OFFER."

     PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 150,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

     Upon the terms and conditions of our offer, if more than 150,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

     o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

          (A) tenders all shares owned (beneficially or of record) by such odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

          (B) completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," we will purchase, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (as described below), all other shares properly tendered at prices equal to or below the purchase price,.

     As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 150,000 properly tendered shares at prices equal to or below the purchase price.

     As we noted above, we may elect to purchase more than 150,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

     ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (not as a result of any proration) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under "The Offer - 2. Procedures for Tendering Shares."

     This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference also is not available to record holders who become odd lot holders as result of proration, as discussed below.

     Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the Letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price selected by us.

     Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "The Offer - 2. Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven (7) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

     As described under "Special Factors - 8. Federal Income Tax Consequences," the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed under "The Offer - 5. Conditional Tender Procedures," in order to structure their tender for federal income tax reasons.

     ANY STOCKHOLDER THAT BECOMES AN ODD LOT STOCKHOLDER (OWNS FEWER THAN 100 SHARES) AS A RESULT OF PRORATION WILL NOT BE GIVEN PRIORITY IN PRORATION. THE ONLY ODD LOT STOCKHOLDERS WHOSE SHARES WILL BE PURCHASED BEFORE PRORATING SHARES ARE THOSE STOCKHOLDERS WHO ARE ODD LOT STOCKHOLDERS AS OF THE DATE OF THE OFFER TO PURCHASE.

2.  PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES.  For your shares to be properly  tendered,  either
(1) or (2) below must occur:

     (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

          (A)  the certificates for the shares;

          (B)  a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees; and

          (C)  any other documents required by the letter of transmittal.

     (2) You must comply with the guaranteed delivery procedure set forth below.

     In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, titled "Price At Which You Are Tendering":

     o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could
                                                   -----------------------------
          result in your shares being  purchased at the minimum  price of $29.50
          ----------------------------------------------------------------------
          per share.
          ---------

     o If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You
                                                                             ---
          should be aware that this election could mean that none of your shares
          ----------------------------------------------------------------------
          will be  purchased  if you  choose  a price  that is  higher  than the
          ----------------------------------------------------------------------
          purchase price we eventually select after the expiration date.
          --------------------------------------------------------------

     If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under "The Offer - 3. Withdrawal Rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth under "The Offer - 1. Number of Shares; Price; Priority of Purchase."

     If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

     ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

          (A) the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

          (B) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the Letter of transmittal.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

          (A)  your   certificates   must  be  endorsed  or  accompanied  by  an
               appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

          (B) the signature on (1) the letter of transmittal, and (2) on your stock certificates or stock power must be guaranteed by an eligible guarantor institution.

     METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

          (1)  certificates for such shares,

          (2)  any  of  a  properly   completed  and  duly  executed  letter  of
               transmittal or a manually signed facsimile thereof, and

          (3)  any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT WELLS FINANCIAL OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     GUARANTEED DELIVERY. If you want to tender your shares, but your stock certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

     o    the tender is made by or through an eligible guarantor institution;

     o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

     o all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               (a)  the certificates for the shares;

               (b) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees; and

               (c)  any other documents required by the letter of transmittal.

     EMPLOYEE BENEFIT PLANS. We sponsor five stock-based  employee benefit plans
- a 1995 Stock Option Plan, a 1995 Stock Bonus Plan, a 2003 Stock Option Plan and a 2003 Stock Bonus Plan (collectively, the "Stock Plans"), all of which hold shares or options to acquire shares of our common stock. The Bank also has an ESOP which holds shares of our common stock.

     Decisions as to whether to tender ESOP shares will be made by the ESOP trustees, consisting of our non-employee directors, subject to the terms of the plan and ERISA. The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the ESOP Plan.

     We are not offering, as part of the offer, to purchase any of the options or restricted shares outstanding or held under the Stock Plans or the ESOP and tenders of such options or shares will not be accepted. In no event are any options or shares held under the Stock Plans or ESOP to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, we do not have the right to waive any conditions of the offer to any particular stockholder, unless waived with respect to all stockholders.

     YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

     o    the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

     o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

     o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and Wells Financial upon the terms and conditions of our offer described in this and related documents.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

     Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the Letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a  discussion  of United  States  federal  income tax  consequences  to
tendering   stockholders,   see  "Special   Factors  -  8.  Federal  Income  Tax
Consequences."

     LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Registrar and Transfer Company, the transfer agent for our shares, at
(800)368-5948, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Registrar and Transfer Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

     DISSENTERS' RIGHTS. No dissenters' rights are available to stockholders in connection with the offer under applicable Minnesota law.

3. WITHDRAWAL RIGHTS.

     Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, New York City Time, on November 27, 2004. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "The Offer - 2. Procedures for Tendering Shares."

     If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

     Our reservation of the right to retain tendered shares we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

     o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

     For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

     Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 150,000 shares, subject to increase or decrease as provided under "The Offer - 1. Number of Shares; Price; Priority of Purchase," and "- 12. Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $29.50 and $31.50 per share.

     We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven (7) to ten (10) business days after the expiration date.

     We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "- The Offer - 6. Conditions of Our Offer."

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE "- THE OFFER - 2. PROCEDURES FOR TENDERING SHARES." ALSO SEE "- SPECIAL FACTORS
- 8. FEDERAL INCOME TAX CONSEQUENCES" REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5.  CONDITIONAL TENDER PROCEDURES.

     Under certain circumstances and subject to the exceptions for odd lot holders described under "The Offer - 1. Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "Special Factors - 8. Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the stockholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender because your shares will not be subject to proration. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 150,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 150,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 150,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

     All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the stockholder.

6.  CONDITIONS OF OUR OFFER.

     Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after September 28, 2004 and before the expiration of our offer, any of the following events have occurred:

     o    there  has been  threatened,  instituted  or  pending  any  action  or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

     o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly,

          o    make the  acceptance  for payment of, or payment for, some or all
               of  the  shares   illegal  or  otherwise   restrict  or  prohibit
               completion of our offer; or

          o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

          o    there has occurred any of the following:

          o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

          o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

          o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of our offer, a material escalation thereof;

          o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

          o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

          o any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is or may be material and adverse to us or our subsidiaries.

     The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

     Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by us, we will notify stockholders as promptly as possible of the condition and whether the Company will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

7. PRICE RANGE OF SHARES; DIVIDENDS.

     SHARE PRICES. Our common stock is traded on the Nasdaq National Market under the trading symbol "WEFC". The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for our common stock.

                                                                                             Dividends
                                                                                               Paid
Fiscal Year                                                 High             Low             Per Share
-----------                                                 ----             ---             ----------
2002:
1st Quarter...........................................     $21.38          $17.55              $0.18
2nd Quarter...........................................     $23.04          $19.65              $0.18
3rd Quarter...........................................     $22.75          $17.68              $0.18
4th Quarter...........................................     $20.64          $17.19              $0.18

2003:
1st Quarter...........................................     $23.33          $20.63              $0.20
2nd Quarter...........................................     $26.78          $22.35              $0.20
3rd Quarter...........................................     $28.00          $24.25              $0.20
4th Quarter...........................................     $31.72          $26.80              $0.20

2004:
1st Quarter...........................................     $34.79          $27.66              $0.22
2nd Quarter...........................................     $32.95          $22.00              $0.22
3rd Quarter (through September 27, 2004)..............     $29.99          $23.00              $0.22

     On September 27, 2004, the closing sale price of our common stock was $28.75, as quoted on the Nasdaq National Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that150,000 shares are tendered in the offer at a price between $29.50 and $31.50 per share, the aggregate purchase price paid by us will be between $4,425,000 and $4,725,000. We expect that our fees and expenses for the offer will be approximately $150,000.

     Upon repayment of a loan by the Company to the Bank in the amount of $4.1 million, which was paid on September 28, 2004, the Company had sufficient cash on hand to pay all expenses in connection with the offer.

     We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

9.  INFORMATION ABOUT US AND THE SHARES.

     GENERAL.  We are the  parent  company  for the  Bank.  We were  formed as a
Minnesota corporation in December 1994 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership. We acquired all of the capital stock issued by the Bank upon its conversion. In April 1995, the Bank completed its conversion in connection with a $10.58 million initial public offering of common stock of Wells Financial. We are a unitary savings and loan holding company and, under existing laws, generally are not restricted in the types of business activities in which we may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, we conduct no significant business or operations of our own other than holding all of the outstanding stock of the Bank and investing our portion of the net proceeds obtained in the conversion.

     The Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to originate and fund loans secured by first mortgages on owner- occupied, one-to-four family residences in its market area. The Bank also makes commercial real estate, commercial, home equity loans, loans secured by deposits, automobile loans and personal loans and invests in municipal obligations, mortgage-backed securities, and other investments.

     SHARES OUTSTANDING. As of September 22, 2004, we had 1,162,651 issued and outstanding shares of common stock.

     The 150,000 shares that we are offering to purchase represent approximately 13% of our issued and outstanding stock as of September 22, 2004. Assuming that we purchase all 150,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 1,012,651 immediately after the offer.

     FINANCIAL STATEMENTS. Our historical financial statements for the fiscal years ended December 31, 2003 and 2002 are incorporated herein by reference to
Exhibit 13 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following summary historical consolidated financial information has been derived from our consolidated financial statements for the years ended December 31, 2003 and 2002 and from our unaudited consolidated financial statements for the three and six months ended June 30, 2004 and 2003 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly report on Form 10-QSB for the quarter ended June 30, 2004 and our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. COPIES OF THESE REPORTS MAY BE OBTAINED AS DESCRIBED IN THIS DOCUMENT.

                              WELLS FINANCIAL CORP.
                    Summary Historical Financial Information

FINANCIAL HIGHLIGHTS                                    At June 30                  At December 31,
                                                 -------------------------     --------------------------
(Dollars in Thousands except per share date)        2004         2003              2003         2002
                                                 -------------------------     --------------------------
Total assets                                         $223,353     $224,182          $223,805     $220,616
Loan receivable, net                                  185,004      151,807           162,046      155,281
Securities available for sale, at fair value           21,663       23,157            27,410       19,856
Cash and cash equivalents                               6,730       39,439            25,318       36,571
Deposits                                              165,362      171,257           169,662      169,126
Borrowed funds                                         26,140       23,000            23,000       23,000
Total stockholders' equity                             28,328       26,677            27,868       25,223

                                                   For Six Months Ended              For Year Ended
                                                         June 30,                     December 31,
                                                 -------------------------     --------------------------
                                                    2004         2003              2003         2002
                                                 -------------------------     --------------------------
Interest income                                     $   5,975    $   5,887          $ 11,514     $ 13,865
Interest expense                                        1,927        2,497             4,595        6,247
Net interest income                                     4,048        3,390             6,919        7,618
Provision for loan losses                                  --           --                --           23
Non-interest income                                     2,013        4,143             7,750        5,957
Non-interest expense                                    4,394        4,407             8,899        7,849
Income tax expense                                        625        1,234             2,230        2,363
Net income                                              1,042        1,892             3,540        3,340
Basic earnings per share                                 0.90         1.68              3.12         2.84
Diluted earnings per share                               0.88         1.64              3.05         2.75
Dividends per share                                      0.44         0.40              0.80         0.72
Book value per share                                    24.39        23.58             24.15        22.42


OTHER SELECTED DATA
Performance Ratios (1):
Return on average assets (net income divided by
  average total assets)                                  0.9%         1.7%              1.6%         1.5%

Return on average equity (net income divided by
   average equity)                                       7.4%        14.6%             13.3%        13.3%

Average interest-earning assets to average
  interest-bearing liabilities                           1.1%         1.1%              1.1%         1.1%

Average equity to average assets ratio (average
   equity divided by average total assets)              12.6%        11.6%             11.9%        11.1%

Equity to assets at period end                          12.7%        11.9%             12.5%        11.4%

Dividend payout ratio                                   48.9%        23.8%             25.6%        25.4%
------------------
(1) The ratios for the six month periods are annualized.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following summary unaudited pro forma consolidated financial information for the six months ended June 30, 2004 and the year ended December 31, 2003 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 150,000 shares pursuant to this offer. The income statement and the balance sheet give effect to the purchase of shares as of the beginning of each period presented. Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $150,000. Such costs will be included as part of the cost of the shares repurchased.

     The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.


                              WELLS FINANCIAL CORP.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         150,000 Shares Purchased at
                                                                         $29.50             $31.50
                                                                        per share          per share
                                                                      -------------     --------------

Interest income (a)                                                         $11,467            $11,464
Interest expense                                                              4,595              4,595
                                                                      -------------     --------------
    Net interest income                                                       6,872              6,869
Provision for loan losses                                                        --                 --
                                                                      -------------     --------------
    Net interest income after provision for loan losses                       6,872              6,869
Noninterest income                                                            7,750              7,750
Noninterest expenses                                                          8,899              8,899
                                                                      -------------     --------------
Income before income taxes                                                    5,723              5,720
Income tax expense / (benefit) (b)                                            2,230              2,230
                                                                      -------------     --------------
    Net income                                                                3,493              3,490
                                                                      =============     ==============

Basic earnings per share                                               $       3.55       $       3.55
                                                                      =============     ==============
Diluted earnings per share                                             $       3.46       $       3.45
                                                                      =============     ==============

Weighted average shares outstanding (c)                                     983,320            983,320
Weighted average fully diluted shares outstanding (c)                     1,010,943          1,010,943

(a) Interest income is reduced assuming a 1.02% rate. The funds used to purchase the shares are primarily cash and short-term investment securities.
(b)      Income taxes are not assumed to change.
(c)      Shares are reduced by 150,000.

                              WELLS FINANCIAL CORP.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2004
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         150,000 Shares Purchased at
                                                                         $29.50             $31.50
                                                                        per share         per share
                                                                      -------------     --------------

Interest income                                                    (a)       $5,952             $5,950
Interest expense                                                              1,927              1,927
                                                                      -------------     --------------
    Net interest income                                                       4,025              4,023
Provision for loan losses                                                        --                 --
                                                                      -------------     --------------
    Net interest income after provision for loan losses                       4,025              4,023
Noninterest income                                                            2,013              2,013
Noninterest expenses                                                          4,394              4,394
                                                                      -------------     --------------
Income before income taxes                                                    1,644              1,642
Income tax expense / (benefit)                                     (b)          625                625
                                                                      -------------     --------------
    Net income                                                                1,019              1,017
                                                                      =============     ==============

Basic earnings per share                                               $       1.01     $         1.01
                                                                      =============     ==============
Diluted earnings per share                                             $       0.98     $         0.98
                                                                      =============     ==============

Weighted average shares outstanding                                (c)    1,010,414          1,010,414
Weighted average fully diluted shares outstanding                  (c)    1,038,396          1,038,396


(a) Interest income is reduced assuming a 1.02% rate. The funds used to purchase the shares are primarily cash and short-term investment securities.
(b) Income taxes are not assumed to change. (c) Shares are reduced by 150,000.

                                       43

                              WELLS FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                150,000 Shares Purchased at
                                                                 $29.50             $31.50
                                                                per share          per share
                                                              -------------      -------------
ASSETS
Cash and cash equivalents (a)                                       $20,896            $20,593
Securities available-for-sale                                        27,410             27,410
Stock in Federal Home Loan Bank of Seattle, at cost                   1,303              1,303
Loans receivable, net                                               162,046            162,046
Accrued interest receivable                                           1,209              1,209
Premises and equipment, net                                           3,585              3,585
Other assets                                                          2,734              2,734
                                                              -------------      -------------
      Total assets                                                 $219,183           $218,880
                                                              =============      =============

LIABILITIES
Deposits                                                           $169,662           $169,662
Borrowed Funds                                                       23,000             23,000
Other liabilities                                                     3,275              3,275
                                                              -------------      -------------
      Total liabilities                                             195,937            195,937

STOCKHOLDERS' EQUITY
Common stock                                                            219                219
Additional paid-in capital                                           17,154             17,154
Unearned MSBP shares                                                  (561)              (561)
Retained earnings                                                    26,875             26,872
Accumulated other comprehensive income, net                             525                525
Treasury stock (b)                                                  (20,966)           (21,266)
                                                              -------------      -------------
      Total stockholders' equity                                     23,246             22,943
                                                              -------------      -------------

      Total liabilities and stockholders' equity                   $219,183           $218,880
                                                              =============      =============
      Book value per share                                        $   23.16          $   22.86
                                                              =============      =============

(a) Cash and cash equivalents have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.

                              WELLS FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2004
                             (DOLLARS IN THOUSANDS)

                                                                 150,000 Shares Purchased at
                                                                 $29.50               $31.50
                                                                per share           per share
                                                              -------------        ------------
ASSETS
Cash and cash equivalents (a)                                        $2,258              $1,956
Securities available-for-sale                                        21,663              21,663
Stock in Federal Home Loan Bank of Seattle, at cost                   1,444               1,444
Loans receivable, net                                               185,004             185,004
Accrued interest receivable                                           1,502               1,502
Premises and equipment, net                                           4,016               4,016
Other assets                                                          2,868               2,868
                                                              -------------        ------------
      Total assets                                                 $218,755            $218,453
                                                              =============        ============

LIABILITIES
Deposits                                                           $165,362            $165,362
Borrowed Funds                                                       26,140              26,140
Other liabilities                                                     3,523               3,523
                                                              -------------        ------------
      Total liabilities                                             195,025             195,025

STOCKHOLDERS' EQUITY
Common stock                                                            219                 219
Additional paid-in capital                                           17,146              17,146
Unearned MSBP shares                                                   (488)               (488)
Retained earnings                                                    27,430              27,428
Accumulated other comprehensive income, net                             287                 287
Treasury stock (b)                                                  (20,864)            (21,164)
                                                              -------------        ------------
      Total stockholders' equity                                     23,730              23,428
                                                              -------------        ------------

      Total liabilities and stockholders' equity                   $218,755            $218,453
                                                              =============        ============
      Book value per share                                       $    23.47           $   23.17
                                                              =============        ============

(a) Cash and cash equivalents have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.

     ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC's website at www.sec.gov.

     INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

     SEC FILINGS                              PERIOD OR DATE FILED

  Annual  Report on Form 10-KSB               Year ended 31, 2003

  Quarterly  Report on Form 10-QSB            Quarter ended June 30, 2004

  Proxy Statement for 2004                    Filed March 15, 2004
  Annual Meeting of Stockholders

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Wells Financial Corp., 53 First Street, S.W., Wells, Minnesota 56097, telephone: (507) 553-3151. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website at www.sec.gov. Such documents may also be inspected at the locations described above.

10. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. The shares are currently traded on the Nasdaq National Market. There can be no assurance that stockholders will be able to find willing buyers for their shares after the offer.

     The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our stockholders and the SEC, comply with the SEC's proxy rules in connection with meetings of our stockholders and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. Depending on the number of stockholders who tender their shares in the offer, we believe that our shares may be eligible for deregistration under the Exchange Act following completion of the offer. If we are eligible, we intend to apply to the SEC to deregister the shares and suspend the requirement to file periodic reports. If, upon completion of the offer, the number of stockholders of record exceeds 300, we intend to undertake a reverse stock split so as to enable us to deregister. Under Minnesota law, a reverse stock split can be effected without approval of stockholders. Termination of our reporting duty would substantially reduce the public information available concerning us and would make us ineligible to have quotations for our shares available on the Nasdaq National Market. Accordingly, following completion of our offer (or the reverse stock split, if necessary), we expect our shares of common stock will no longer be quoted on the Nasdaq National Market and we will no longer file periodic and other reports with the SEC. If we initiate a reverse stock split, we may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer.

     Our shares are not "margin securities" under the rules of the Federal Reserve Board and will continue to not be "margin securities" following the purchase of shares under the offer for purposes of the Federal Reserve Board's margin rules and regulations.

     The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any stockholder of ours is increased over these thresholds, such stockholder may be required to reduce its ownership interest in us or file a notice with regulators. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder's own legal counsel with respect to the consequences to the stockholder of the offer.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

     We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer - 6. Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date.

     Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

     If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

     o    increase or decrease the range of prices to be paid for the shares,

     o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

     o    decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 12, then our offer will be extended until the expiration of such period of ten business days.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO and Schedule 13E-3 transaction statement which contain additional information with respect to our offer. The Schedule TO and Schedule 13E-3 transaction statement, including the exhibits and any amendments and supplements to those documents, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "The Offer - 9. Information About Us and the Shares" with respect to information concerning us.

13.  FEES AND EXPENSES.

     We have retained D.F. King & Co., Inc. to act as our information agent in connection with our offer. D.F. King & Co., Inc., as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. D.F. King & Co., Inc. will receive reasonable and customary compensation in connection with our offer.

     Registrar and Transfer Company, as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

     The estimated costs and fees to be paid by us in connection with the offer are as follows:


  Financial advisor fees.......................            $50,000
  Accounting fees..............................              5,000
  Legal fees...................................             50,000
  SEC filing fees..............................                945
  Printing and mailing expenses................             10,000
  Depositary fees..............................             20,000
  Information Agent fees.......................             10,000
  Out-of-pocket and miscellaneous..............              4,055
                                                          --------
  Total........................................           $150,000
                                                          ========


14.      THE REVERSE STOCK SPLIT

     If, after our offer expires, we still maintain a total number of record holders exceeding 300, then we will not be eligible for deregistration under the Exchange Act. If this is the case, then we would initiate a reverse stock split of our outstanding common stock in a manner and in an amount that would reduce our record holders to fewer than 300. Upon the completion of the reverse stock split, stockholders holding fractional shares will receive a payment equal to the fair market value of each share of common stock. The fair value of each share of common stock will be determined by the Board of Directors, with the assistance of Capital Resources, the Company's investment advisor. Upon completion of the reverse stock split, stockholders owning only fractional shares will have no further interest in Wells Financial, and will become entitled only to a cash payment for their fractional shares. If stockholders are cashed out as a result of a reverse stock split, they will receive the same price per share determined pursuant to our offer. If we initiate a reverse stock split, we may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split.

     The reverse stock split will provide stockholders who end up owning only fractional shares of our common stock with a cost-effective way to cash out their investment because Wells Financial will pay all transaction costs in connection with the reverse stock split. Otherwise, stockholders with small holdings would likely incur brokerage fees which would be disproportionately high relative to the market value of their shares if they wanted to sell their shares. The reverse stock split will eliminate this problem for stockholders with small holdings who end up owning fractional shares as a result.

     The reverse stock split does not require stockholder consent under Minnesota law. Under state escheat law, any payment for fractional interest not claimed by a stockholders entitled to such payment may be claimed by various states. Additionally, Minnesota law does not provide dissenters' or appraisal rights as the result of a reverse stock split. Additionally, Minnesota law does not require stockholder approval or dissenters' rights for a forward stock split.

15.      MISCELLANEOUS.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, Wells Financial has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "The Offer - 9. Information About Us and the Shares" with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR
REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WELLS FINANCIAL OR THE INFORMATION AGENT.


                                  WELLS FINANCIAL CORP.

September 28, 2004

                                   SCHEDULE I

     1. DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is a list of Wells Financial's directors and executive officers and for each, a description of the following: (i) beneficial securities ownership; (ii) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; and (iii) material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the business address of each of the following persons is 53 First Street, S.W., Wells, Minnesota 56097.

     Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                                            SHARES OF
                                                                           COMMON STOCK         PERCENT
                                                                           BENEFICIALLY           OF
NAME                             POSITION                                   OWNED (1)           CLASS
----                             --------                                   ---------           -----

Richard Mueller                  Director                                     23,794(2)(3)       1.9%
David Buesing                    Director                                     23,248(2)(4)       1.9%
Lonnie R. Trasamar               President and CEO                             9,158(5)             *
Gerald D. Bastian                Vice President and Director                  31,617             2.6%
Randel I. Bichler                Director                                     23,497(2)(6)       1.9%
Dale E. Stallkamp                Director                                     42,373(7)          3.4%
James D. Moll                    Treasurer and CFO                            15,819(8)          1.3%
                                                                             -------            ----
                                                                             169,506            13.8%
                                                                             =======            ====
All directors and executive
officers as a group (7
persons)
----------------------------------
*    Less than 1%.
(1)  Includes exercisable vested options to purchase shares o common stock.
(2)  Excludes  110,948  shares of common  stock  held under the  Employee  Stock
     Ownership  Plan ("ESOP") and shares held under the  Management  Stock Bonus
     Plan ("MSBP") for which such  individual  serves as a member of the ESOP or
     MSBP Committee or Trustee Committee.  Such individual  disclaim  beneficial ownership  with  respect to such shares held in a fiduciary  capacity.  The
     Board of Directors  or the ESOP  Committee  may instruct the ESOP  Trustees regarding  investments of funds  contributed to the ESOP. The ESOP Trustees must vote all  allocated  shares  held in the ESOP in  accordance  with the
     instructions  of  the  participating  employees.   Unallocated  shares  and
     allocated shares for which no timely direction is received will be voted by the  ESOP  Trustees  as  directed  by the  Board of  Directors  or the ESOP
     Committee,  subject to the ESOP Trustees' fiduciary duties.  Shares held in the MSBP are voted by the MSBP Trustees as directed by the MSBP Committee.
(3)  Includes exercisable options to purchase 11,835 shares of common stock.
(4)  Includes exercisable options to purchase 17,748 shares of common stock.
(5)  Includes exercisable options to purchase 6,631 shares of common stock.
(6)  Includes exercisable options to purchase 13,774 shares of common stock.
(7)  Includes exercisable options to purchase 17,748 shares of common stock.
(8)  Includes exercisable options to purchase 2,875 shares of common stock.

     2. PRINCIPAL STOCKHOLDERS

     The following table lists the name and address of each person or group who beneficially own more than 5% of Wells Financial's outstanding shares of common stock as of September 22, 2004. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.

                                                                                   PERCENT OF SHARES
                                                                                          OF
                                                          AMOUNT AND NATURE OF       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP       OUTSTANDING
------------------------------------                      --------------------     -----------------
Wells Federal Bank, fsb                                        110,948 (1)              9.5%
Employee Stock Ownership Plan
53 First Street, S.W. Wells, Minnesota 56097

Advisory Research, Inc.                                         95,900 (2)              8.2%
180 North Stetson Street, Suite 5780
Chicago, IL 60601

(1) The Bank's Employee Stock Ownership Plan ("ESOP") purchased such shares for the exclusive benefit of ESOP participants with funds borrowed from the Company. These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid.

(2)  Based on a 13G filed with the SEC on August 16, 2004.

     3. SECURITIES TRANSACTIONS

     During the 60 days prior to September 28, 2004, Wells Financial and its executive officers and directors did not effect any transactions in the common stock.


                                       II

                                                                       EXHIBIT I
CAPITAL RESOURCES GROUP, INC.


11250 Roger Bacon Drive * The Atrium 19 * Reston, Virginia 20190 * Phone (703) 464-9055 * Fax (703) 464-9058


                                                September 27, 2004
Board of Directors
Wells Financial Corp.
53 First Street, SW
Wells, MN 56097

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Wells Financial Corp. (the "Company") of the Company's offer to purchase up to 150,000 shares, or approximately 12.9 percent of outstanding common stock, at a price range between $29.50 to $31.50 per share. The Company is conducting the offer through a procedure commonly called a "modified Dutch auction". This procedure will allow the Company's stockholders to choose a price within the above range at which they are willing to sell their shares to the Company. The Company will review the prices chosen by stockholders for all of the shares properly tendered. The Company will then select the lowest price that will enable it to buy up to 150,000 shares. If, after the tender offer expires, the number of record holders of the Company exceeds 300, then the Company intends to initiate a reverse stock split in a manner that will ensure that the number of stockholders is reduced to below 300. This result will make the Company eligible for deregistration under the Securities Exchange Act of 1934. If stockholders are cashed out as a result of the reverse stock split, they will receive the same price per share as the price per share determined pursuant to the tender offer. If the Company undertakes a reverse stock split, it may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of common stock to pre-reverse stock split levels, less any fractional shares that are cashed out in the reverse stock split. It is our understanding that the laws of the State of Minnesota, in which the Company is incorporated, allow reverse and forward stock splits to be completed without obtaining stockholder approval.

     Capital Resources Group, Inc. ("CRG") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial analyses and valuations of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual-to-stock conversions of thrifts, initial and secondary offerings, tender offers, divestitures and other corporate purposes. In the normal course of our activities, CRG, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in the Company. We believe that, except for the fee we will receive for our opinion and other fees to be received in connection with the transaction, we are independent of the Company.

     In rendering our opinion, CRG has made inquiries of members of the Company's senior management and Malizia Spidi & Fisch, PC, legal counsel for the Company. In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of the Company, including among other things, the following: (i) the Offer to Purchase; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2003 of the Company; (iii) certain interim reports to

CAPITAL RESOURCES GROUP, INC.
Board of Directors
September 27, 2004
Page 2


stockholders and Quarterly Reports on Form 10-Q of the Company through June 30, 2004 and certain other communications from the Company to its stockholders; (iv) the Bank's annual and quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis. We have also held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects and such other matters we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent tender offers and going private transactions in the bank and thrift industries and performed such other studies and analyses as we considered appropriate.

     We have also considered recent developments and conditions in the equity market for thrift institutions and such financial and pricing factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the impact of stock repurchases on the Company's pro forma earnings per share and book value; (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area; (iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction; (iv) pricing characteristics (particularly price/earnings and price/book value ratios) related to the price range of the Company's tender offer; and (v) a discounted cash flow analysis of the Company.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us by the Company or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and operating budgets provided to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with the Company's confirmation, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property and other assets of the Company. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
September 27, 2004
Page 3


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the price range of the tender offer is fair, from a financial point of view, to stockholders of the Company, including both those stockholders who receive cash in the tender offer or reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split.


                                       Very truly yours,

                                       CAPITAL RESOURCES GROUP, INC.

                                       /s/ Capital Resources Group, Inc.


                        THE DEPOSITARY FOR OUR OFFER IS:

                         REGISTRAR AND TRANSFER COMPANY

By Mail or Overnight Courier:        For Assistance:                By Hand:

Registrar and Transfer Company       (800) 368-5948                 c/o The Depository Trust Co.
10 Commerce Drive                                                   Transfer Agent Drop
Cranford, New Jersey  07016-3572                                    55 Water Street, 1st Floor
                                                                    New York, New York  10041
                                     By Facsimile:
                                     (908) 497-2311
                                     (For Eligible Institutions Only)


     The Letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Wells Financial stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.


     Any questions or requests for assistance may be directed to the Information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the Letter of transmittal or the Notice of Guaranteed Delivery may be directed to the Information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.



                     THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 269-5550
                   All others call Toll Free: (800) 347-4750